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                                                                    Exhibit 23.1

                          Independent Auditor's Consent

The Board of Directors
Inland Western Retail Estate Trust, Inc.:

We consent to the use of our report dated November 10, 2003 related to the historical summary of gross income and direct operating expenses of Shops at Park Place for the year ended December 31, 2002 included herein and to the reference of our firm under the heading "Experts" in Post-Effective Amendment No. 1 to the Registration Statement on Form S-11. Our report includes a paragraph that states that the historical summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in note 2 and is not intended to be a complete presentation of the revenues and expenses of Shops at Park Place.


/S/  KPMG LLP


Chicago, Illinois
December 12, 2003